Exhibit 99.1

NYSE:PEG

For further information, contact:
† Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
† Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
† Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596
June 17, 2008

PSEG GLOBAL ANNOUNCES SALE OF SAESA GROUP TO
MORGAN STANLEY INFRASTRUCTURE AND
ONTARIO TEACHERS’ PENSION PLAN

PSEG Global today announced that it has signed an agreement to sell the SAESA Group of Companies (SAESA Group) in southern Chile to a consortium formed by Morgan Stanley Infrastructure and the Ontario Teachers’ Pension Plan. The SAESA Group consists of major electric distribution and transmission businesses with 639,000 customers in Chile and total of more than 135 MWs of wind, hydro, diesel and gas electric generation capacity.

The transaction has a base equity sale value of approximately $870 million. There will be a price adjustment based on the timing of the closing which is expected to occur in the third quarter of this year. In addition to the equity, the buyers will assume in excess of $400 million of consolidated debt of the SAESA Group. Cash proceeds to PSEG from the transaction are expected to total approximately $600 million after both Chilean and US taxes. The sale is expected to generate an after-tax gain for PSEG of approximately $170 to $180 million during 2008, which will be reported in Discontinued Operations. A tax charge of $82 million was recognized in the fourth quarter of 2007, when the financial results of the SAESA Group were reclassified to Discontinued Operations.

This announcement follows PSEG Global’s 2007 sales of its interests in the electric distribution businesses, Chilquinta Energia and Luz del Sur in Chile and Peru, and its ownership interest in the Peruvian hydroelectric generation company, Electroandes. “PSEG has been seeking to decrease international exposure by being open to selling international assets when we can obtain strong valuations,” said Tom O’Flynn, CFO of PSEG and president, PSEG Energy Holdings. “These companies have been well run and are well situated. It is no surprise that there was substantial interest in acquiring these assets”.

PSEG Global’s remaining international assets consist of small investments in electric generation plants in Italy, India and Venezuela.

Credit Suisse acted as exclusive financial advisor to PSEG in connection with the transaction.

PSEG Global is a subsidiary of PSEG Energy Holdings and an indirect subsidiary of PSEG (NYSE: PEG). PSEG Global’s primary investments currently include 100 percent ownership in two 1,000-mw electric generation plants in Texas, and partial ownership of a number of smaller plants in California, Hawaii and New Hampshire. PSEG Global has bid to build a 350 MW wind-farm off the coast of New Jersey and has created subsidiaries to explore business opportunities in solar, wind and bio mass energy. PSEG is a diversified energy company based in Newark, New Jersey. Its other main subsidiaries include PSEG Power, a merchant generation company and PSE&G, an electric and gas distribution company in New Jersey.

Morgan Stanley Infrastructure is a global investment platform that focuses on long-term investments associated with providing essential public goods and services to societies across the globe. With offices in North America, Europe and Asia, Morgan Stanley Infrastructure is part of the Merchant Banking Division within Morgan Stanley Investment Management. Morgan Stanley Investment Management has $577 billion in assets under management as of February 29, 2008. For further information about Morgan Stanley Infrastructure, please visit www.morganstanley.com/infrastructure.

The Ontario Teachers’ Pension Plan is the largest single-profession pension plan in Canada, with C$108.5 billion in net assets. An independent corporation, it is responsible for investing the pension fund’s assets and administering the pensions of Ontario’s 278,000 active and retired teachers. Teachers’ Infrastructure portfolio was initiated in 2001 and focuses on the acquisition and long-term retention of assets that have a long economic life and offer low-risk, reliable returns linked to inflation to pay inflation-indexed pensions. For more information, visit www.otpp.com.

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FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this press release about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, but are not limited to:

  Adverse Changes in energy industry, policies and regulation, including market rules that may adversely affect our operating results.

  Any inability of our energy transmission and distribution businesses to obtain adequate and timely rate relief and/or regulatory approvals from federal and/or state regulators.

  Changes in federal and/or state environmental regulations that could increase our costs or limit operations of our generating units.

  Changes in nuclear regulation and/or developments in the nuclear power industry generally, that could limit operations of our nuclear generating units.

  Actions or activities at one of our nuclear units that might adversely affect our ability to continue to operate that unit or other units at the same site.

  Any inability to balance our energy obligations, available supply and trading risks.

  Any deterioration in our credit quality.

  Any inability to realize anticipated tax benefits or retain tax credits.

  Increases in the cost of or interruption in the supply of fuel and other commodities necessary to the operation of our generating units.

  Delays or cost escalations in our construction and development activities.

  Adverse capital market performance of our decommissioning and defined benefit plan trust funds.

  Changes in technology and/or increased customer conservation.

For further information, please refer to our Annual Report on Form 10-K, including item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our estimates change, unless otherwise required by applicable securities laws.